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                                                      Amsterdam, April 27, 1998


SUBJECT: CREDIT FACILITY

We are pleased to inform you that Bank of America National Trust and Savings Association, acting through its Amsterdam branch (the "Bank"), is prepared to make available a term loan, subject to the following terms and conditions:

BORROWER:
IMPCO Technologies B.V., established at Rijswijk, The Netherlands.

TYPE AND PURPOSE OF CREDIT:
A.   5 year Term Loan.
B.   Instruments: Advances of 1,3,6 or 12 months tenors
C. Purpose: to finance the purchase/buyout of the 49% minority partner in IMPCO Technologies B.V.

AMOUNT OF CREDIT:
USD 2,100,000 (United States Dollars Two Million One Hundred Thousand), or an equivalent amount in freely convertible foreign currencies.

AVAILABILITY:
Immediately upon receipt of your written confirmation of acceptance of this letter.

DRAWDOWN:
Latest May 31 1998

REPAYMENT:
20 equal quarterly installments of USD 105,000 (United States Dollars One Hundred and Five Thousand), commencing August 31 1998.
Payments or reimbursements under this credit facility shall be made to the Bank when due, without set-off or counterclaim, in the currency advanced, free and clear of any deduction for any present or future reserves, fees or taxes and agrees to pay any present or future reserves, fees or taxes or charges with respect to such payments or reimbursements which may be imposed by any government authority, except net income taxes imposed to the Bank by any jurisdiction, and to pay to the Bank, at the time interest is paid, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield that the Bank would have received if such reserves, fees or taxes had not been imposed.

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EXPIRY DATE:
May 31 2003

INTEREST:

FOR ADVANCES IN DUTCH GUILDERS:
As advised by the Bank at time of request of drawing, a present Amsterdam Interbank Offered Rate for the corresponding period of the advance, plus 1.50%. Interest is calculated on 365/360 days basis and is payable at maturity of the advance or quarterly, whichever comes first.

FOR ADVANCES IN CONVERTIBLE CURRENCIES OTHER THAN DUTCH GUILDERS:
The rate of interest at which deposits in the amount and currency of the advance and for the relevant interest period would be offered to Bank in the interbank market plus 1.5%. Interest will be calculated on the basis applicable for the currency in question (365/360 or 365/365) and will be payable at maturity of the advance or quarterly, whichever comes first.

The obligation to pay the aforementioned reserves, fees, taxes and additional amounts shall survive the payment in full of principal and interest under this credit facility.

DEFAULT INTEREST:
If any sum due and payable by the Borrower is not paid when due, such sum shall bear interest at a rate of 2% p.a. above the cost at which Bank can fund itself in the applicable interbank market.

PREPAYMENTS:
The Borrower shall only be entitled to prepay any amount under this credit facility with the prior written consent of the Bank and under the conditions to be determined by the Bank.
Prepayments will be applied to the remaining installments in inverse order of maturity.
Any costs incurred by the Bank in the re-deployment of the sums prepaid to the maturity date of the advance will be for borrower's account.

EXPENSES:
The Borrower will pay to the Bank, immediately upon demand, all costs and expenses, including legal fees, and the allocated costs of in-house counsel, expended or incurred by the Bank in connection with the preparation, negotiation, due diligence, closing, administration, including waivers and amendments, and enforcement of this credit facility, including such waivers and amendments, and any instruments or agreements required or executed in connection with this credit facility.

COLLATERAL/SUPPORT:
An unconditional guarantee of IMPCO Technologies, Inc in a format acceptable to the Bank.

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CONDITIONS AND ADDITIONAL TERMS:
This credit commitment is further subject to the following terms and conditions:

Financial and other reporting requirements:

Borrower shall submit to the Bank:

- Within 210 days after the end of each financial year of the Borrower, audited fiscal year-end financial statements;
- Any additional information which the Bank may reasonably request from time to time.

CROSS DEFAULT:
The unpaid balance of the loan shall be immediately due and payable in case of any breach or default of IMPCO Technologies B.V. or IMPCO Technologies, Inc with Bank or under any other agreement involving the borrowing of money or the extension of credit under which Borrower or Guarantor may be obligated as borrower or guarantor, if such default consists of the failure to pay any indebtedness when due or if such default permits or causes the acceleration of any indebtedness or the termination of any commitment to lend.

REGULATORY:
The availability of this credit facility is at all times subject to the Bank's compliance with any and all restrictions, rules and regulations of De Nederlandsche Bank N.V. (Central Bank) or any other applicable regulatory authority.

PARI PASSU:
The Borrower represents and warrants that all rights of the Bank under this credit facility shall at all times rank at least equally and ratably with rights of other providers of similar credit facilities.

NEGATIVE PLEDGE: The Borrower shall not without the prior written consent of the Bank create or permit, or undertake to create or permit any encumbrance to subsist on all or any of its present or future assets.

ASSET SALES:
Bank has the right to create participations by other lenders for the whole or part of its rights in respect to loans made to you under this credit facility. Such participations may be created by assignment or other contractual relations and may involve the transfer or assignment of such loans from our books to the books of the participant(s). You agree to the creation of participations in this way.

To enable Bank to create such participations, it may be necessary for Bank, to disclose the terms of this credit facility letter, any notices delivered pursuant to this credit facility letter and any other information which you authorize us to disclose or which is publicly available.

The creation of such participations would have certain accounting implications to Bank, which make it necessary for any amount which has been or is to be advanced, to be repaid on the last day of its interest period. However, Bank will treat it as having been repaid of the proceeds of that re-advance and re-advanced for the next interest period. Consequently, unless the credit facility for whatever reason is or fails to be repaid before or at the end of a current interest period, no actual transfer of funds by you will be called for.

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GENERAL BANKING CONDITIONS:
Except as otherwise agreed, our relationship will be governed by the General Banking Conditions as filed by the Dutch Bankers' Association at the Registrar's Office of the District Court in Amsterdam, as such General Banking Conditions may be amended from time to time.

By signing the attached copy of this letter, the Borrower declares to have received the enclosed copy of the General Banking Conditions and to be familiar with its contents.

APPLICABLE LAW AND FORUM:
Unless otherwise agreed upon for specific transactions, this credit facility shall be governed by and construed in accordance with the laws of the Netherlands. Any disputes arising in connection herewith shall be submitted to the competent court in Amsterdam, provided that the Bank may seek enforcement of the obligations of the Borrower hereunder through any other competent court in any other jurisdiction.

ACCEPTANCE:
To evidence your acceptance of this term loan, kindly return the attached copy of this letter, duly signed and dated.

If the Bank has not received these documents by May 15, 1998, this offer will expire on that date. This credit facility shall be available upon receipt by the Bank of the attached copy of this letter, duly signed.

Sincerely,

BANK OF AMERICA NT&SA                 ACCEPTED AND AGREED TO:

                                      This 29th day of April, 1998

By:    /s/ F.J.M. Meens               By:    /s/ R. Frings
       -------------------------             ----------------------
Name:  F.J.M. Meens                   Name:  R. Frings
Title: Vice President                 Title: MD.


By:    /s/ Job R.H.M. van Luyken      By:
       -------------------------             ----------------------
Name:  Job R.H.M. van Luyken          Name:
Title: Assistant Vice President       Title:

Enclosure: General Banking Conditions